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                                                                   EXHIBIT 10.26

                           ASSET MANAGEMENT AGREEMENT

                 This Asset Management Agreement (the "Agreement") is made and entered into as of the 29th day of February 1996, by and between C.R.I., Inc., a Delaware corporation ("CRI") and NHP Incorporated, a Delaware corporation ("NHP").

                              W I T N E S S E T H:

                 WHEREAS, CRI was the sponsor and remains the managing general partner of numerous public and private offerings of interests in limited partnerships (the "Investment Partnerships") listed on Schedule I attached hereto and made a part hereof, as amended from time to time, which acquired interests in limited partnerships (the "Local Partnerships") which own and operate the apartment complexes for low- and moderate-income tenants listed on
Schedule I, as amended from time to time, all of which receive assistance in the form of either (i) Section 221(d)(3) mortgages with below market interest rates; (ii) mortgages under Section 236, (iii) mortgages under Section 221(d)(4); (iv) mortgages from state housing agencies; and/or (v) Section 8 subsidies with respect to the apartment units in the complex (the "Apartment Complexes"); and

                 WHEREAS, CRI wishes to contract with NHP to provide certain asset management services and administrative oversight with respect to the operations of the Local Partnerships and the management of the Apartment Complexes.

                 NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the terms, conditions, representations, warranties and covenants set forth herein, the parties agree as follows:

                 1. NHP's Services. NHP hereby agrees to provide asset management services to CRI, and to perform the duties and obligations set forth below:

                          (a)     Make recommendations to CRI as to matters
requiring the consent of CRI and/or the Investment Partnerships pursuant to the agreements of limited partnership that govern the operation of the Local Partnerships (the "Local Partnership Agreements") and provide support for the implementation of the decisions made by CRI and/or the Investment Partnerships with respect to such matters, including, without limitation:

                                  (i)      sale or refinancing of an Apartment
Complex or transfer of interests in a Local Partnership, including verifications of the Local Partnerships' determinations of net cash flow and of sale, refinancing or liquidation proceeds;

                                  (ii)     withdrawal and/or admission of a
general partner to a Local Partnership;
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                                  (iii) undertaking financing by a Local
Partnership, or a general partner advance to a Local Partnership, which (a) is in excess of $25,000 or (b) is secured by a lien on the property of the Local Partnership;

                                  (iv) construction of new or replacement
capital improvements in excess of limits established by a Local Partnership Agreement, except to the extent such construction was contemplated by a CRI-approved budget;

                                  (v) replacement, extension and/or removal of
a management agent;

                                  (vi) amendment of a Local Partnership
Agreement other than routine amendments, such as those to remove a dissolved, decreased or bankrupt general partner;

                                  (vii) events as to which NHP has knowledge
would cause a Local Partnership to be terminated for federal income tax purposes;

                                  (viii)   the appropriateness and adequacy of
insurance coverage for each insurable interest in accordance with prior procedures, and alternative arrangements therefor if necessary.

                          (b)     Conduct annual reviews of major contracts
(that is, contracts requiring expenditures in excess of $25,000 annually) not otherwise budgeted entered into by the Local Partnerships.

                          (c)     Review budgets submitted by the general
partners of the Local Partnerships (the "Local General Partners") or the managing agents for comparison of actual income, costs and expenses to the projections theretofore furnished, analyze variances from such projections, and advise CRI with respect thereto, including recommendations for changes or improvements.

                          (d)     Review monthly operating reports ("MORs"),
balance sheets and other materials submitted by the Local General Partners or the managing agents, including review and analysis of receipts and expenditures and comparison of actual and budgeted amounts, and recommend changes or improvements. In the case of Investment Partnerships whose interests were offered in a public offering ("Public Partnerships"), the MORs shall be reviewed within twenty (20) business days of receipt from the Local General Partner (it being understood that NHP will use reasonable





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efforts to obtain the same from the Local General Partners as expeditiously as possible) each month. For the remaining Investment Partnerships, the MORs shall be reviewed at least quarterly within twenty (20) business days of receipt of all three MORs for such quarter from the Local General Partner (it being understood that NHP will use reasonable efforts to obtain the same from the Local General Partners as expeditiously as possible).

                          (e)     Determine the appropriateness of rent
increases and, if necessary, oversee the efforts of the management agent in securing such rent increase or appealing the denial of the same .

                          (f)     Approve deposits and withdrawals from reserve
accounts when needed.

                          (g)     Review annual surplus cash distributions from
the Local Partnerships and calculations of fees that may be due pursuant to the terms of the Local Partnership Agreements and take reasonable steps to ensure that such fees are paid in a timely fashion.

                          (h)     Use reasonable efforts to obtain from the
Local Partnerships on an expeditious basis financial statements, reports, budgets, tax returns and books and records regarding the Local Partnerships and such other information and documentation as is required to be provided to the Investment Partnerships pursuant to the terms of the partnership agreements that govern the operations of the Investment Partnerships (the "Investment Partnership Agreements"). Review the Local Partnerships' audited financial statements upon receipt from the Local Partnership (no later than June 30 of each year) and notify CRI upon such review of any material non-compliance or going concern issues. Confirm that the Local Partnerships have timely remitted audited financial statements to their respective lenders and notify CRI upon learning of any non-compliance.

                          (i)     Notify CRI within three (3) business days if
any of the following come to the attention of the assigned NHP asset manager:

                                  (i)      any actual, proposed or threatened
sale or transfer of title (including condemnation) of an Apartment Complex or an Investment Partnership's interest in a Local Partnership;

                                  (ii)     any material damage or material lack
of repair, or any material deterioration or material waste suffered or permitted with respect to an Apartment Complex;

                                  (iii) any abandonment of any Apartment
Complex or material portion thereof;

                                  (iv)     any event, occurrence or condition
which NHP knows would constitute a violation of any material provision of a Local Partnership Agreement, Regulatory Agreement, Property Management Agreement or loan document or other document that





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governs the ownership, operation or management of an Apartment Complex or a
Local Partnership;

                                  (v)      any material substandard performance
of the Apartment Complexes, managing agents or Local General Partners; and/or

                                  (vi)     issuance by a Federal or state
housing agency of a management agent and/or physical inspection report indicating below satisfactory performance.

                          (j)     Perform site visits to, and meet with the
managers of, the Apartment Complexes, to review operating performance, leasing activity, tenant issues, employee issues, Regulatory Agreement compliance, and any proposed capital improvements or major expenditures, such site visits to occur with such frequency as reasonably determined necessary by CRI. Prepare a report of such visits on a form to be mutually approved by CRI and NHP, and submit to CRI within twenty (20) business days any such reports showing material substandard performance.

                          (k)     Locate and assist CRI in retaining
independent consultants, advisors and experts required to perform specialized services for the Local Partnership(s), such as auditing and accounting services (it being understood and agreed that NHP shall not be authorized to retain any such consultants, advisors and experts, and that all such engagements shall be made by CRI).

                          (l)     Review all correspondence and materials
submitted to NHP for its review prior to the distribution to the limited partners of the Investment Partnerships, and cooperate in the preparation thereof by providing at CRI's request information regarding the Apartment Complexes and Local Partnerships.

                          (m)     Use reasonable efforts to obtain from the
Local Partnerships and expeditiously distribute to the respective Investment Partnerships insurance certificates for all insurance policies in effect for the Apartment Complexes and/or the Local Partnerships.

                 1A.      Disposition Services.  NHP shall design and
implement, over a reasonable period of time, as mutually agreed upon, a program or series of programs, each of which may include one or more Apartment Complexes, which program(s) shall be subject to CRI's approval, for the refinancing or sale of the Apartment Complexes or the sale of the Investment Partnerships' partnership interests in the Local Partnerships (each a "Disposition"). NHP shall seek purchasers and/or refinancing lenders and present proposals to CRI for approval. NHP shall thereafter work to close such Dispositions, including obtaining all necessary governmental approvals.





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                 2.       Term.  The term of this Agreement shall be for three
(3) years, commencing May 1, 1996 (the "Commencement Date") and ending April 30, 1999, unless terminated in accordance with Section 13 hereof. Thereafter, the term shall continue on a month-to-month basis until terminated by either party pursuant to Section 13 hereof.

                 3. Fees. For the provision of the services described in Sections 1 and 1A of this Agreement, CRI shall pay NHP the following fees:

                          (a)     Set-up Fee.  CRI has paid NHP a one-time non-
refundable set-up fee of $150,000 upon execution of this Agreement. This fee shall not be offset against any other fees or amounts payable hereunder.

                          (b)     Base Fee.  $500,000 per annum payable in
equal monthly installments of $41,666.67 on the first day of each month (except that if such day falls on a weekend or holiday, payment shall be made on the preceding business day) commencing on the Commencement Date.

                          (c)     Disposition Fee.

                                  (i)      Minimum Capital Events Fee.  CRI
shall pay NHP an annual Capital Events Fee of $160,000, paid in arrears in four equal quarterly installments commencing August 1, 1996. Upon termination of this Agreement, CRI shall pay to NHP any accrued but unpaid portion of the Capital Events Fee for the quarter in which the termination is effective, subject to reduction pursuant to clause (iii) below.

                                  (ii)     Disposition Fee.  For each
Disposition which is closed, NHP shall receive a Disposition Fee equal to 2% of the gross sales price, in the case of a sale of an Apartment Complex or the sale of the partnership interests in a Local Partnership or another partnership invested in, directly or indirectly, by an Investment Partnership and which, directly or indirectly, is a partner in the Local Partnership, or 2% of the principal amount of a new mortgage in the case of a refinancing (or 2% of the principal amount of supplemental financing and the outstanding balance of the existing financing if such is restructured in connection with the supplemental financing). The Disposition Fee shall be paid at closing of the Disposition from sales or refinancing proceeds. CRI shall guarantee payment of such Disposition Fee no later than 30 days after closing. This guaranty shall require CRI to pay the Disposition Fee even if the disposition proceeds are non-cash or if they have not been released to the Investment Partnership because of a dispute amongst the partners of the respective Local Partnership. The termination of this Agreement shall not affect





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the obligations of the Investment Partnerships or CRI hereunder to pay NHP any accrued but unpaid portions of the Disposition Fee.

                                  (iii) Notwithstanding subparagraph (c)(ii)
above, at such time during each twelve-month period commencing on the Commencement Date, NHP has collected Disposition Fees equal to $160,000 in the aggregate, additional Disposition Fees shall be distributed as follows: a) NHP shall receive fifty cents of each of the next $320,000 received, with the other fifty cents of each $320,000 payable to CRI as a credit against the $160,000 Capital Events Fee for such twelve-month period; and b) NHP shall receive 100% of all further Disposition Fees earned.

                                  (iv)     In the event CRI terminates the
Agreement without cause, and NHP, prior to the termination notice, has commenced work on a Disposition, NHP shall be entitled to its Disposition Fee if such transaction closes within nine months following the termination date of this Agreement. For purposes hereof, NHP will be deemed to have commenced work on a Disposition if it has presented the proposal from the eventual purchaser or assignee or successor of such purchaser, or refinancing lender or assignee or successor of such lender, to CRI and CRI proceeds with the transaction on substantially the terms set forth in NHP's proposal whether or not NHP is involved.

                 4.       Reporting Requirements.

                          (a)     NHP shall report to CRI monthly as to the
status of the services which it is providing pursuant to Section 1. These reports shall include, beginning July 1, 1996, and continuing thereafter on the first day of each month, a "Key Issues Report" in a form mutually acceptable to CRI and NHP outlining any major issues regarding any of the Apartment Complexes or Local Partnerships, including but not limited to capital improvements costing in the aggregate more than $50,000, material defaults on mortgage obligations, terminations of rental subsidy and management agent review and/or physical inspection reports from a Federal or state housing agency indicating below satisfactory performance.

                          (b)     Beginning July 15, 1996, NHP shall submit to
CRI on the 15th day of each month a status report, in a form mutually acceptable to CRI and NHP, on all Dispositions on which NHP is working.

                          (c)     Beginning July 1, 1996, and each quarter
thereafter, NHP shall meet with CRI (or participate by telephone conference) to discuss issues, the disclosure of which may be required in the Management Discussion and Analysis Section of required SEC reports, regarding the Apartment Complexes invested in by the Public Partnerships.





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                 5.       Certain Actions.  Notwithstanding anything to the
contrary contained herein, CRI shall have the right to approve or disapprove any strategic decision made by NHP under this Agreement. Further, NHP agrees that it will not take any action under any Local Partnership Agreement or under any Local Partnership loan document without the prior written consent of CRI (other than to request information to which CRI is entitled under the relevant agreement); provided, however, that NHP shall be permitted to take such actions which are of a routine nature without the consent of CRI.

                 6. Records. NHP shall maintain at its office all records with respect to the asset management services it is providing under this Agreement and shall, upon receipt of reasonable notice, provide CRI with such access during business hours to the records as CRI may require. Notwithstanding the foregoing, NHP agrees to deliver promptly to CRI all original MORs and such other documents as CRI requests. The parties agree that all such records are the property of CRI and, upon termination of this Agreement, whether by expiration of its term or otherwise, NHP shall turn over to CRI all of its records and files, and shall deliver to CRI all property and documents of CRI, the Investment Partnerships or the Local Partnerships then in the custody of NHP, whether such documents are originals or copies. CRI will endeavor to provide the following documents to NHP prior to the Commencement
Date: Local Partnership partnership agreements and amendments; loan documents and regulatory agreements for the Apartment Complexes; Property Management Agreements; list of limited partner tax basis (except for the Public Partnerships); Local Partnership tax returns for 1995 and financial statements for 1994 and 1995; Apartment Complex operating budgets for 1995 and 1996; and most recent site visit reports. CRI acknowledges that NHP will not be able to commence performance of its obligations hereunder for an Investment Partnership until it has received substantially all of these documents for such Investment Partnership.

                 7. Standard of Care. NHP shall use reasonable efforts in undertaking its obligations hereunder, and shall employ the standards and practices customarily used by a reasonably prudent provider of such services. NHP shall not be liable to CRI for any claims or damages in the absence of NHP's gross negligence, fraud or willful misconduct.

                 8. NHP's Financial Status. NHP shall immediately notify CRI of any material changes in its asset management group which are reasonably likely to occur. NHP shall immediately notify CRI of any voluntary or involuntary proceedings that might result in bankruptcy, reorganization, dissolution, liquidation, the appointment of a trustee or receiver, an assignment for the benefit of creditors of NHP or NHP having its activities restricted in any





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manner related to its performance of material obligations hereunder by any governmental agency.

                 9. Representations and Warranties of NHP. NHP hereby represents and warrants the following:

                          (a)     NHP is duly organized, validly existing and
in good standing under the laws of Delaware, with full power, right and authority to enter into this Agreement and the transactions contemplated hereby.

                          (b)     All proceedings legally required to be taken
by NHP in connection with the authorization and execution of this Agreement and the consummation of the transactions contemplated hereby and related hereto, and all such approvals, authorizations, consents, licenses or other orders of local, state or federal regulatory agencies, public boards or bodies, if any, as are necessary and appropriate with respect to all or any of such matters, have been taken or obtained or shall have been taken or obtained prior to engaging in the transactions contemplated hereby.

                          (c)     This Agreement has been duly authorized,
executed and delivered by NHP and when duly authorized, executed and delivered by CRI, will constitute the legal, valid and binding obligation of NHP enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or other laws or equitable principles affecting creditors' rights generally.

                          (d)     The execution and delivery of this Agreement
and compliance with its terms, conditions and provisions will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of the organizational documents of NHP, or any agreement or instrument to which it is a party or by which it is bound, or any administrative decree or order or judgment to which it is subject, or require the consent of any third person.

                          (e)     NHP is not in default with respect to any
order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that would adversely affect NHP's ability to perform its obligations hereunder.

                 9A.      Representations and Warranties of CRI.  CRI hereby
represents and warrants the following:

                          (a)     CRI is duly organized, validly existing and
in good standing under the laws of Delaware, with full power, right and authority to enter into this Agreement and the transactions contemplated hereby.





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                          (b)     All proceedings legally required to be taken
by CRI in connection with the authorization and execution of this Agreement and the consummation of the transactions contemplated hereby and related hereto, and all such approvals, authorizations, consents, licenses or other orders of local, state or federal regulatory agencies, public boards or bodies, if any, as are necessary and appropriate with respect to all or any of such matters, have been taken or obtained or shall have been taken or obtained prior to engaging in the transactions contemplated hereby.

                          (c)     This Agreement has been duly authorized,
executed and delivered by CRI and when duly authorized, executed and delivered by NHP, will constitute the legal, valid and binding obligation of CRI enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or other laws or equitable principles affecting creditors' rights generally.

                          (d)     The execution and delivery of this Agreement
and compliance with its terms, conditions and provisions will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of the organizational documents of CRI, or any agreement or instrument to which it is a party or by which it is bound, or any administrative decree or order or judgment to which it is subject, or require the consent of any third person.

                          (e)     CRI is not in default with respect to any
order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that would adversely affect CRI's ability to perform its obligations hereunder.

Notwithstanding the foregoing representations and warranties of CRI, NHP is aware that Martin C. Schwartzberg has claimed to be the managing general partner, in place of CRI, of certain of the Investment Partnerships listed on
Schedule I.

                 10. Expense Reimbursement. The respective Investment Partnership shall reimburse NHP for the cost and expense of all budgeted or pre-approved third party contractors (such as attorneys, appraisers and engineers) and NHP's reasonable out-of-pocket costs and expenses (such as travel, long distance telephone facsimile, overnight courier charges, postage, etc.). Such costs and expenses shall not, however, include all or any part of NHP's overhead (e.g., the salaries and other compensation paid by NHP to its officers and employees, rentals for office space or the cost of routine materials, equipment and supplies utilized by NHP). Any non-routine costs and expenses incurred in connection with a Disposition shall be subject to CRI's prior approval. NHP shall provide to CRI, for its approval, a budget for each proposed





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Disposition, specifying anticipated costs and expenses.  NHP shall submit expense reimbursement forms, approved by CRI, on the 15th of each month for the immediately preceding month. To the extent the Investment Partnership has funds available to pay such invoices, CRI agrees to cause it to do so. In the event the Investment Partnership does not have sufficient funds available to reimburse NHP for its expenses, CRI agrees to immediately lend the Investment Partnership sufficient funds to reimburse NHP. Notwithstanding anything to the contrary contained herein, at NHP's request CRI shall pay directly to the respective third party any invoice or billing exceeding $2,000.

                 11. NHP as Independent Contractor. In the performance of services hereunder, NHP is acting as an independent contractor for its own account and without authority, express or implied, to act for or on behalf of CRI or the Investment Partnerships in any capacity other than that of an independent contractor, except as expressly set forth in this Agreement or as may from time to time be authorized by CRI or an Investment Partnership in writing. Nothing herein shall be deemed to make NHP, or any of its employees, an employee of CRI or of any Investment Partnership, nor shall anything herein be deemed to make NHP and CRI or an Investment Partnership partners or joint venturers. NHP shall not be authorized or empowered to execute any document on behalf of CRI or an Investment Partnership or to take any action on behalf of CRI or an Investment Partnership, except as expressly set forth in this Agreement or as may from time to time be authorized by CRI or an Investment Partnership in writing.

                 12. Insurance and Fidelity Bonds. NHP agrees that it shall maintain errors and omissions insurance and fidelity bonds in the amounts presently in force, which CRI hereby consents to.

                 13.      Termination.

                          (a)     CRI may terminate this Agreement upon sixty
(60) days' notice for a violation of any provision hereof which violation has a material adverse effect on CRI; provided that, if such violation is capable of cure, CRI shall give NHP sixty (60) days' written notice of such violation with an opportunity to cure the same. In the event such violation cannot reasonably be cured within sixty (60) days, then, provided NHP commences cure promptly after notice and diligently pursues cure thereafter, NHP shall have such additional time as is reasonably required, not to exceed an additional ninety
(90) days, to cure such violation.

                          (b)     CRI may terminate this Agreement immediately
upon the occurrence of any of the following:

                                  (i)      NHP's fraud, gross negligence, or
criminal misconduct in connection with its duties hereunder;





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                                  (ii)     NHP's business ceases to involve
management of subsidized housing;

                                  (iii) NHP's bankruptcy, reorganization,
dissolution, liquidation, the appointment of a trustee or receiver, or an assignment for the benefit of creditors.

                          (c)     CRI may terminate this Agreement without
cause effective any time during the Term on or after the first anniversary of the Commencement Date upon ninety (90) days' written notice and, in the case of a termination effective prior to the end of the three-year period commencing on the Commencement Date, the payment of $200,000.

                          (d)     NHP may terminate this Agreement without
cause upon ninety (90) days' written notice to CRI.

                          (e)     NHP may terminate this Agreement upon thirty
(30) days notice for a violation by CRI of any provision hereof, which, in the case of a non-monetary default, has a material adverse effect on NHP; provided that, in the case of a failure to timely pay any fees or amounts payable hereunder, NHP shall give CRI five (5) business days' written notice of such violation with an opportunity to cure the same, and in the case of any other violation which is capable of cure, NHP shall give CRI sixty (60) days' written notice of such violation with an opportunity to cure the same. In the event such non-monetary violation cannot reasonably be cured within sixty (60) days, then, provided CRI commences cure promptly after notice and diligently pursues cure thereafter, CRI shall have such additional time as is reasonably required, not to exceed an additional ninety (90) days, to cure such violation.

                          (f)     Termination of this Agreement by either party
pursuant to any provision hereof shall not release either party from any liability on its part that arises prior to termination, except if, and to the extent that, either party expressly releases the other in writing from such liability.

                 15.      Indemnities.

                          (a)     NHP shall indemnify CRI and the Investment
Partnerships and hold them harmless from and against any and all losses, penalties, fines, forfeitures, damages, claims, causes of action or expenses, including reasonable attorneys' fees and costs, that any of them may sustain or incur as a result of (i) any action or inaction resulting from NHP's fraud, gross negligence or willful misconduct; or (ii) the failure of NHP to have the legal authority referred to in Section 9(c) hereof to engage in the activities covered by this Agreement.





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                          (b)     CRI shall indemnify NHP and its affiliates
and hold them harmless from and against any and all losses, penalties, fines, forfeitures, damages, claims, causes of action or expenses, including reasonable attorneys' fees and costs, that (i) any of them may sustain or incur as a result of any action or inaction resulting from CRI's fraud, gross negligence or willful misconduct or the proper performance by NHP of its obligations hereunder or (ii) arising out of or incurred in connection with any claim by Capital Management Strategies, Inc. or its employees or independent contractors, Martin C. Schwartzberg or any partner of any Investment Partnership or Local Partnership in any way related to this Agreement.

                          (c)     If any action shall be brought against either
party based upon any of the matters for which such party (the "Indemnitee") is indemnified hereunder, Indemnitee shall notify the other party (the "Indemnitor") in writing thereof and Indemnitor shall promptly assume the defense thereof, including, without limitation, the employment of counsel acceptable to Indemnitee (the firm of Arent, Fox, Kintner, Plotkin & Kahn is acceptable to both parties and CRI hereby agrees to waive any conflict of interest as to NHP's use of such firm pursuant to this subsection (c)) and the negotiation of any settlement; provided, however, that any failure of Indemnitee to notify Indemnitor of such matter shall not impair or reduce the obligations of Indemnitor hereunder. Indemnitee shall have the right, at the expense of Indemnitor to employ separate counsel in any such action and to participate in the defense thereof. In the event Indemnitor shall fail to discharge or undertake to defend Indemnitee against any claim, loss or liability for which Indemnitee is indemnified hereunder, Indemnitee may, at its sole option and election, defend or settle such claim, loss or liability. The liability of Indemnitor to Indemnitee hereunder shall be conclusively established by such settlement, provided such settlement is made in good faith, the amount of such liability to include both the settlement consideration and the costs and expenses, including, without limitation, attorneys' fees and disbursements, incurred by Indemnitor in effecting such settlement. In such event, Indemnitor shall pay the same as hereinafter provided. Indemnitee's good faith in any such settlement shall be conclusively established if the settlement is made on the advice of independent legal counsel for Indemnitee.

                          (d)     Indemnitor shall not, without the prior
written consent of Indemnitee: (i) settle or compromise any action, suit, proceeding or claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Indemnitee of a full and complete written release of Indemnitee (in form, scope and substance satisfactory to Indemnitee in its sole discretion) from all liability in respect of such action, suit, proceeding or





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claim and a dismissal with prejudice of such action, suit, proceeding or claims; or (ii) settle or compromise any action, suit, proceeding or claim in any manner that may adversely affect Indemnitee or obligate Indemnitee to pay any sum or perform any obligation.

                          (e)     All costs and expenses incurred by Indemnitee
for which it is to be indemnified by Indemnitor ("Costs") shall be immediately reimbursable to Indemnitee when and as incurred and, in the event of any litigation, claim or other proceeding, without any requirement of waiting for the ultimate outcome of such litigation, claim or other proceeding, and Indemnitor shall pay to Indemnitee any and all Costs within fifteen (15) days after written notice from Indemnitee itemizing the amounts thereof incurred to the date of such notice. In addition to any other remedy available for the failure of Indemnitor to periodically pay such Costs, such Costs, if not paid within said fifteen-day period, shall bear interest at the rate of fifteen percent (15%) per annum.

                 16. Assignment of Agreement. This Agreement shall not be assigned, and the obligations hereunder shall not be subcontracted, by NHP or its successors, including the surviving entity following a merger or consolidation of NHP, without the prior written consent of CRI.
Notwithstanding the foregoing, NHP may assign this Agreement to a wholly-owned subsidiary of NHP upon notice to CRI. This Agreement shall inure to the benefit of the parties hereto and their respective successors or permitted assigns.

                 17. Confidentiality. NHP agrees that all information concerning the Local Partnerships, the Apartment Complexes and the Investment Partnerships shall be kept strictly confidential. Notwithstanding the foregoing, NHP shall have the right to disclose the existence of this Agreement to the extent necessary to perform its functions hereunder. NHP further agrees that all information of any nature obtained from CRI, including but not limited to past, present or future investments, sales and other business activities of CRI and/or any affiliated company, shall be kept strictly confidential, shall not be disclosed to third parties, and shall not be used for any purpose other than to assist NHP in the performance of services provided pursuant to this Agreement, without the prior written approval of CRI. Notwithstanding the foregoing, NHP shall have the right, upon reasonable prior notice to CRI, to disclose only so much information as it is legally required to report because of its status as a public corporation. Further, NHP agrees not to contact directly or indirectly any of the investors in any of the Investment Partnerships in connection with any matter relating to the Investment Partnerships, the Local Partnerships or provision of the services described hereunder without the written consent of CRI, including, but not limited to, any communication for the purpose of taking any action detrimental to the interests of CRI. Notwithstanding the foregoing, NHP shall have the right to include property performance data regarding the Apartment Complexes in NHP's proprietary property performance data base (the "NHP Data Base"), to use such data for analysis purposes, and include such data in any disclosure to third parties made by NHP from the NHP Data Base; provided, however, the identity of an Apartment Complex shall not be disclosed along with such property's performance data.

                 18. No Waiver. No act or omission by any party shall be deemed to be a waiver of any of its rights hereunder in the absence of an express written statement to that effect signed by the party waiving the right. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

                 19. Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing in person or by certified mail, return receipt requested, postage prepaid, or by prepaid overnight courier service, or delivered, as follows:

                          C.R.I., Inc.
                          11200 Rockville Pike
                          Rockville, Maryland  20852
                          Attn:  H. William Willoughby, President

                                  With a copy to the Office of General Counsel at the same address.

                          NHP Incorporated
                          1225 Eye Street, N.W., Suite 601
                          Washington, DC  20005-3945
                          Attn:  Linda Brower

                                  With a copy to Joel F. Bonder, Esquire at the same address and also to:

                                        Tucker, Flyer & Lewis
                                        1615 L Street, N.W., Suite 400
                                        Washington, DC  20036-5610
                                        Attn:  Stefan F. Tucker, Esquire

                 20. Arbitration. Any dispute arising hereunder between the parties shall be determined by arbitration, which arbitration shall be in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association by one arbitrator in Washington, D.C., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision and award of the arbitrator shall be in writing, shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and awards, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. All direct and reasonable costs of the arbitration proceeding, including compensation of the arbitrator but excluding any compensation paid to counsel, agents, employees, and witnesses of either party, shall be borne equally by the parties or as the arbitrator shall determine.

                 21. Non-Exclusive Agreement. CRI and NHP agree that this is a non-exclusive Agreement and NHP shall have the right to perform asset management services identical or similar to those described in Sections 1 and 1A hereof for parties other than CRI. Further, CRI and NHP acknowledge that NHP may have other business interests and may engage in other activities similar or in addition to those related to the activities to be performed for CRI under this Agreement.

                 22. Reduction in Number of Investment Partnerships. The parties acknowledge that Martin C. Schwartzberg has undertaken an attempt to replace CRI as the managing general partner of some of the Investment Partnerships. Each Investment Partnership as to which he succeeds or has succeeded in this attempt shall not be subject to this Agreement. Any reduction in the number of Investment Partnerships subject to this Agreement, whether pursuant to Schwartzberg's takeover efforts or otherwise, will not reduce the fees payable to NHP pursuant to Sections 3(a), (b) and (c)(1) hereof.

                 23. No officer, director, shareholder, partner or employee of CRI, the Investment Partnerships or NHP shall have any personal liability for the obligations hereunder of, respectively, CRI, the Investment Partnerships or NHP.

                 24. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland.

                 25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be a single, enforceable Agreement among the parties hereto.

                 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ATTEST:                                            C.R.I., INC.



                                  By:
----------------------------         ---------------------------------
                                     H. William Willoughby
                                  Its:  President

ATTEST:                           NHP INCORPORATED



                                  By:
----------------------------         ---------------------------------
                                     J. Roderick Heller, III
                                  Its:  Chairman and CEO





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